February 24, 2016
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION ANNOUNCES 2015 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) reported consolidated earnings of $2.94 per basic share for 2015, a $0.10 decrease from the consolidated earnings of $3.04 per basic share during 2014.  Consolidated net income was $138.3 million for 2015, compared to consolidated net income of $141.1 million for 2014.  The natural gas segment had net income of $111.6 million in 2015 compared to net income of $116.9 million in 2014, while the construction services segment had net income of $26.7 million in 2015 compared to net income of $24.3 million in 2014.  Consolidated current-year results include a $500,000 loss, or ($0.01) per share, due to decreases in the cash surrender values of company-owned life insurance (“COLI”) policies, while the prior year included $5.3 million, or $0.11 per share, in other income associated with COLI policies.

According to John P. Hester, President and Chief Executive Officer, “We are pleased to report earnings per share of $2.94 for 2015, which compares favorably to 2014 when taking into account the impacts of COLI.  Our natural gas segment results were largely in line with expectations as we added 26,000 net new customers, advanced and completed key system integrity projects, and lowered interest costs through opportunistic debt redemptions.”  Hester concluded, “Centuri, our construction services segment, achieved a major milestone by exceeding $1 billion in revenue and also posted record net income of $26.7 million.  These record revenues and earnings are commendable achievements

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given that Centuri has just completed its first full year as an integrated unit following the acquisition of the Link-Line group of companies in October 2014.  With a vast footprint in the U.S. and Canada, we believe this business segment is well positioned to capitalize on growing infrastructure opportunities for years to come.”

During the fourth quarter of 2015, consolidated net income was $66.1 million, or $1.40 per basic share, versus $58.7 million, or $1.26 per basic share, for the fourth quarter of 2014.  Construction services results improved by $9 million between periods.

Natural Gas Operations Segment Results
Full Year 2015
Operating margin, defined as operating revenues less the cost of gas sold, increased $14 million between years.  New customers contributed $8 million in operating margin during 2015 as approximately 26,000 net new customers were added during the year.  Combined rate relief in the California jurisdiction and Paiute Pipeline Company provided $5 million in operating margin.  Operating margin associated with customers outside the decoupling mechanisms and other miscellaneous revenues increased by $1 million.

Operations and maintenance expenses increased $9.5 million between years due primarily to general cost increases and higher employee-related expenses, including pension expense.  The increase was partially offset by certain expenses in 2014 that did not recur in 2015, including a $5 million legal accrual in 2014 and $1.1 million in rent expense (associated with the previously leased corporate headquarters complex).  On a

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combined basis, depreciation and general taxes increased $11.5 million, or 5%, between years primarily due to a 5% increase in average gas plant in service.

Other income and deductions, which principally includes changes in the cash surrender values of COLI policies and non-utility expenses, decreased $4.9 million between years due to a $5.8 million reduction in COLI-related income.  Net interest deductions decreased $4.2 million between years, primarily due to the redemptions of $65 million of 5.25% Industrial Development Revenue Bonds (“IDRBs”) in November 2014, $31.2 million of 5.00% IDRBs in May 2015, and $20 million of 5.25% IDRBs in September 2015, partially offset by increased interest expense on deferred purchased gas adjustment (“PGA”) balances.

Fourth Quarter

Operating margin increased $4 million between quarters including $2 million attributable to customer growth.  A combined $1 million of rate relief in the California jurisdiction and Paiute Pipeline Company contributed to the increase.  Operating margin associated with customers outside the decoupling mechanisms and other miscellaneous revenues improved by $1 million.

Operations and maintenance expenses increased $7.9 million between quarters primarily due to higher pension and self-insured employee medical costs, as well as general cost increases.  Depreciation expense increased $2.6 million, or 5%, primarily due to a 5% increase in average gas plant in service.

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Net interest deductions decreased $863,000 between quarters primarily due to the IDRB redemptions noted above, partially offset by increased interest expense on deferred PGA balances.

Construction Services Segment Results
Full Year 2015
Revenues increased $269 million between years due to additional pipe replacement work and the inclusion of a full year of revenues from the Link-Line group of companies acquired in October 2014 (an increase of $124 million).  NPL revenues in the United States increased over $140 million primarily due to securing contracts to perform accelerated pipeline replacement work for its large utility customers.  Additionally, favorable weather conditions in December extended the construction season in the Midwest, East, and Canada.  Construction expenses increased $251 million between years due primarily to additional pipe replacement work in 2015 and the inclusion of a full year of the acquired companies’ construction costs (an increase of $115 million).  Construction expenses include the impact of a net $3.4 million loss recorded on an industrial construction project in Canada, for which work commenced in March 2015 and was completed in the third quarter.  During construction, delays in delivery of critical equipment to the job site resulted in production inefficiencies and an increase in total estimated project costs.  By the end of the third quarter, total project costs were estimated to exceed contract revenues by $7.7 million.  Change orders were being negotiated during the construction period to offset the additional costs.  In December, a final settlement of approximately $4 million was reached on previously unresolved change orders and the overall loss on this project was reduced to $3.4 million.

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Depreciation and amortization expense increased $7.8 million between years due to amortization of intangibles associated with the acquisition and incremental depreciation attributable to the acquired companies.  Net interest deductions increased $4 million between years primarily due to borrowings associated with the acquisition.

Fourth Quarter

Revenues increased $60.3 million between quarters, primarily due to additional pipe replacement work and favorable weather conditions that extended the construction season.  Construction expenses increased $48.2 million between quarters primarily due to the additional pipe replacement work.  These figures include the impacts of the $4 million positive adjustment associated with the fourth quarter 2015 final change order settlement noted above.

Depreciation and amortization expense increased $700,000 between quarters due to depreciation attributable to new equipment purchases, partially offset by a reduction in amortization.  Net interest deductions decreased $1.2 million between quarters primarily due to a reduction in the outstanding borrowings under the Centuri term loan facility.

Outlook for 2016
Natural Gas Segment:
•
Operating margin for 2016 is anticipated to benefit from customer growth (similar to 2015), infrastructure tracker mechanisms, expansion projects, and California attrition.  Combined, these items are expected to produce approximately 3% in

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incremental margin.  Additionally, new rates established to recover Nevada conservation and energy efficiency program costs are expected to increase margin by approximately $11 million, but will be offset by a similar increase in amortization expense.
•
Operations and maintenance expense is expected to be relatively flat as higher general costs and costs associated with customer growth should be substantially offset by a decrease in pension costs.  Depreciation and general taxes should increase consistent with the growth in gas plant in service (approximately 5% to 6%) plus the amortization of Nevada conservation and energy efficiency program costs noted above.

•	Operating income is expected to increase by 4% to 5% between years.
•
Net interest deductions for 2016 are expected to be approximately $5 million to $7 million higher than 2015, primarily due to an anticipated increase in average outstanding debt associated with capital expenditures.

•
Changes in cash surrender values of COLI policies will continue to be subject to volatility, as evidenced by a $500,000 loss in 2015 compared to $5.3 million of income in 2014.  Management generally anticipates longer term normal increases in COLI cash surrender values to range from $3 million to $5 million on an annual basis.

•	Capital expenditures in 2016 are estimated at $460 million, in support of customer growth, system improvements, and accelerated pipe replacement programs.

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Construction Services Segment:
•
Centuri has a strong base of large utility clients (many with multi-year pipe replacement programs) that can sustain and grow its business.  Revenues for 2016 are anticipated to be 3% to 7% greater than 2015 levels.

•	Operating income is expected to be approximately 5.5% to 6% of revenues.
•	Based on the current interest rate environment, net interest deductions for 2016 are expected to be between $6.5 million and $7.5 million.
•	These collective expectations are before consideration of the portion of earnings attributable to the noncontrolling interests. Additionally, changes in foreign exchange rates could influence results.

Southwest Gas Corporation provides natural gas service to 1,956,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, operations and maintenance expenses, operating income, depreciation and general taxes, COLI cash surrender values, financing expenses, and capital expenditures of the natural gas segment will occur.  Likewise, the Company can provide no assurance that discussions regarding construction services segment revenues, operating income, and net interest deductions will transpire. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

YEAR ENDED DECEMBER 31,	2015	2014

Consolidated Operating Revenues	$2,463,625	$2,121,707

Net Income	$138,317	$141,126

Average Number of Common Shares Outstanding	46,992	46,494

Basic Earnings Per Share	$2.94	$3.04

Diluted Earnings Per Share	$2.92	$3.01

QUARTER ENDED DECEMBER 31,	2015	2014

Consolidated Operating Revenues	$685,405	$627,683

Net Income	$66,119	$58,746

Average Number of Common Shares Outstanding	47,377	46,451

Basic Earnings Per Share	$1.40	$1.26

Diluted Earnings Per Share	$1.38	$1.25

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2015	2014	2015	2014

Results of Consolidated Operations
Contribution to net income - gas operations	$52,300	$53,927	$111,625	$116,872
Contribution to net income - construction services	13,819	4,819	26,692	24,254
Net income	$66,119	$58,746	$138,317	$141,126

Basic earnings per share	$1.40	$1.26	$2.94	$3.04
Diluted earnings per share	$1.38	$1.25	$2.92	$3.01

Average outstanding common shares	47,377	46,521	46,992	46,494
Average shares outstanding (assuming dilution)	47,745	46,992	47,383	46,944

Results of Natural Gas Operations
Gas operating revenues	$395,461	$398,088	$1,454,639	$1,382,087
Net cost of gas sold	136,764	143,007	563,809	505,356
Operating margin	258,697	255,081	890,830	876,731
Operations and maintenance expense	98,243	90,315	393,199	383,732
Depreciation and amortization	54,196	51,604	213,455	204,144
Taxes other than income taxes	12,330	12,996	49,393	47,252
Operating income	93,928	100,166	234,783	241,603
Other income (deductions)	2,903	2,263	2,292	7,165
Net interest deductions	15,991	16,854	64,095	68,299
Income before income taxes	80,840	85,575	172,980	180,469
Income tax expense	28,540	31,648	61,355	63,597
Contribution to net income - gas operations	$52,300	$53,927	$111,625	$116,872

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
DECEMBER 31, 2015

FINANCIAL STATISTICS
Market value to book value per share at year end		164%
Twelve months to date return on equity -- total company		8.9%
-- gas segment		7.6%
Common stock dividend yield at year end		2.9%
Customer to employee ratio at year end (gas segment)	881 to	1

GAS OPERATIONS SEGMENT
				Authorized
	Authorized		Authorized	Return on
	Rate Base		Rate of	Common
Rate Jurisdiction	(In thousands)		Return	Equity
Arizona		$1,070,117	8.95%	9.50%
Southern Nevada		825,190	6.47	10.00
Northern Nevada		115,933	7.88	9.30
Southern California		159,277	6.83	10.10
Northern California		67,620	8.18	10.10
South Lake Tahoe		25,389	8.18	10.10
Paiute Pipeline Company (1)		87,158	8.46	11.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	YEAR ENDED DECEMBER 31,
(In dekatherms)	2015		2014	2013
Residential		65,542,067	61,737,720	74,132,682
Small commercial		28,511,783	27,658,164	29,804,505
Large commercial		9,228,418	9,439,074	10,276,061
Industrial / Other		3,097,267	3,237,375	5,021,049
Transportation		103,570,740	90,669,130	103,791,597
Total system throughput		209,950,275	192,741,463	223,025,894

HEATING DEGREE DAY COMPARISON
Actual		1,512	1,414	1,915
Ten-year average		1,792	1,814	1,873

Heating degree days for prior periods have been recalculated using the current period customer mix.